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        [LOGO] VYTERIS
The Human Touch of Innovation (TM)


CONTACTS:
Michael G. McGuinness                          Melody A. Carey
Chief Financial Officer                        Rx Communications Group, LLC
Vyteris, Inc.                                  (917) 322-2571
(201) 703-2418


FOR IMMEDIATE RELEASE

                  VYTERIS ANNOUNCES RESIGNATION OF BOARD MEMBER

FAIR LAWN, NJ, NOVEMBER 7, 2005 - Vyteris Holdings (Nevada), Inc. (OTCBB: VYHN), today announced that Patrick G. LePore, resigned from the Board effective November 1, 2005 for personal reasons. Mr. LePore has served on the Vyteris Board as an independent director since February, 2005. The Company expects to announce a replacement for Mr. LePore shortly.

"We would like to thank Pat for his contribution to our Board and wish him well in his future endeavors," stated Dr. Vincent De Caprio, President and Chief Executive Officer of Vyteris.

ABOUT VYTERIS, INC.

Vyteris Holdings (Nevada), Inc. is a specialty pharmaceutical company organized to develop and manufacture pharmaceutical products based upon its advanced drug delivery technology. The Company's Actyve(TM) transdermal drug delivery (iontophoresis) technology delivers drugs comfortably through the skin using low-level electrical energy. This technology allows precise dosing, thus providing physicians and patients with control in the rate, dosage and pattern of delivery. The Company's LidoSite(TM) product provides dermal analgesia prior to venipuncture (IV catheter insertions, blood draws, etc.) and superficial dermatological procedures. LidoSite(TM) received marketing clearance from the U.S. Food and Drug Administration and is marketed by B. Braun Medical Inc. For more information visit www.vyteris.com.

LidoSite(TM) is a trademark of B. Braun Medical, Inc.

Actyve(TM) is a trademark of Vyteris Holdings (Nevada), Inc.

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